Exhibit 4.1

Articles of Amalgamation

Business Corporations Act

Section 185

1.	Name of Amalgamated Corporation

ISOTECHNIKA PHARMA INC.

2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

An unlimited number of common shares

3.	Restrictions on share transfers (if any):

None

4.	Number, or minimum and maximum number of directors:

Minimum of one (1) and a maximum of twenty (20).

5.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None

6.	Other provisions (if any):

See schedule

7.	Nameof Amalgamating Corporations	Corporate Access Number

	ISOTECHNIKA PHARMA INC.	2014655910

	ISOTECHNIKA LABS INC.	206632796

Robert Foster	/s/ Robert Foster
Name of Person Authorizing (please print)	Signature

Director	2011/01/01
Title (please print)	Date

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for the Alberta Government, Box 3140, Edmonton, Alberta T5J 2G7, (780) 427-7013

Articles of Amalgamation

BUSINESS CORPORATIONS ACT

INSTRUCTIONS

This information is submitted to your authorized service provider for filing with the Registrar pursuant to the Business Corporations Act and must conform to Section 1 of the Regulations made under the Act.

Item 1.	Enter the proposed name of the amalgamated corporation that complies with Sections 10 and 12 of the Act.

Item 2.	Enter the details required by paragraph 6 (1) (b) of the Act, including details of the rights, privileges, restrictions and conditions attached to each class of shares. All shares must be without nominal or par value and must comply with the provisions of Part 5 of the Act.

Item 3.	Enter the nature of restrictions, if any, that are to be placed on the right to transfer shares of the corporation. If this is not applicable, please enter “Not Applicable”.

Item 4.	Enter the number of directors, or a minimum and maximum number of directors.

Item 5.	If restrictions are to be placed on the business a corporation may carry on, name the restrictions and indicate whether they are restricted FROM carrying on a particular business or restricted TO carrying on the particular business.

Item 6.	Enter any provisions permitted by the Act or Regulations to be set out in the by-laws of the corporation that are to form part of the articles.

Item 7.	Enter the amalgamating corporations and give their corporate access numbers.

The Articles of Amalgamation must be submitted to your authorized service provider and filed with:

•	Notice of Address

•	Notice of Directors

•	Statutory Declaration of a proposed Director of the amalgamated corporation in accordance with Section 185(2) of the Act

•	the amalgamation agreement, if an amalgamation is effected under Section 183 of the Act.

If a new name is adopted, an Alberta Name Search Report (from the NUANS database) is required dated not more than 90 days from the date the Articles of Amalgamation are submitted to your authorized service provider.

The following information must be included:

•	name of person authorizing (director/authorizing officer)

•	title

•	identification

•	date

NOTE: Due to limited space, an appropriate attachment adhering to Section 1 of the Regulations is acceptable.

SCHEDULE TO THE ARTICLES OF

ISOTECHNIKA PHARMA INC.

Other rules or provisions:

The Directors of the Corporation are authorized and empowered to appoint one (1) or more director(s) to the Board of Directors of the Corporation between Annual General Meetings to serve until the next Annual General Meeting provided that such additional director(s) shall not at any time exceed one third (1/3) of the number of directors who held office at the expiration of the last Annual General Meeting of the Corporation.

BUSINESS CORPORATIONS ACT	FORM 4

(SECTION 29 OR 177)

      ALBERTA

    REGISTRIES

ARTICLES OF AMENDMENT

1. NAME OF CORPORATION:	2. CORPORATE ACCESS NO.:

ISOTECHNIKA PHARMA INC.	2015780774

3.	THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

Pursuant to Section 173(1)(f) of the Business Corporations Act (Alberta) the Articles of the Company be altered by consolidating the outstanding common shares without par value on the basis of one (1) new common share without par value in exchange for fifty (50) existing common shares without par value, (the “Consolidation”). No fractional shares will be issued in connection with the Consolidation. Where any shareholder would otherwise be entitled to receive a fractional share as a result of the Consolidation, such fraction shall be rounded down to the next lower whole number, as described on the Schedule: Section 173(1)(f) Change of shares attached hereto.

Pursuant to the Section 173(1)(a) of the Business Corporations Act (Alberta) the name of the Corporation shall be changed to: AURINIA PHARMACEUTICALS INC.

DATE	SIGNATURE	TITLE

October 23, 2013	/s/ Dennis Bourgeault	Chief Financial Officer

Schedule: Section 173(1)(f) Change of shares.

Pursuant to Section 173(1)(f) of the Business Corporations Act (Alberta) the Articles of the Company be altered by consolidating the outstanding common shares without par value on the basis of one (1) new common share without par value in exchange for fifty (50) existing common shares without par value, (the “Consolidation”). No fractional shares will be issued in connection with the Consolidation. Where any shareholder would otherwise be entitled to receive a fractional share as a result of the Consolidation, such fraction shall be rounded down to the next lower whole number.